Exhibit 99.1

Infinity Provides Company Update and Reports First Quarter 2017 Financial Results

– Patient Enrollment Ongoing in IPI-549 Dose-Escalation in Phase 1 Clinical Study –

– Phase 1 Monotherapy and Combination Expansions Expected to Initiate in the Second Half of 2017 –

– Additional Phase 1 Data Anticipated in the Second Half of 2017 –

Cambridge, Mass. – May 9, 2017 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its first quarter 2017 financial results and provided an update on the company, including its progress with IPI-549, a potentially first-in-class immuno-oncology product candidate that selectively inhibits phosphoinositide-3-kinase gamma (PI3K-gamma). Infinity is evaluating IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in a Phase 1 study in patients with advanced solid tumors. Dose-escalation data from the ongoing study were presented in April at the American Association for Cancer Research (AACR) Annual Meeting 2017 in Washington, D.C. These data demonstrated that IPI-549 was well tolerated both as a monotherapy and in combination with Opdivo. Additionally, data from the monotherapy module of the study showed IPI-549 has a favorable pharmacokinetic (PK) and pharmacodynamic (PD) profile that supports once daily (QD) dosing. IPI-549 is believed to be the only selective PI3K-gamma inhibitor in clinical development.

“IPI-549 has a number of key attributes that have enabled us to rapidly enroll patients in our ongoing study. It is orally administered, is believed to be the only selective PI3K-gamma inhibitor in clinical development, and has demonstrated a favorable tolerability profile, both as a monotherapy as well as in combination with Opdivo,” stated Adelene Perkins, Infinity’s chair and chief executive officer. “Additionally, there is a strong body of preclinical translational research supporting the program demonstrating that selectively targeting PI3K-gamma with IPI-549 reprograms macrophages from a pro-tumor to an anti-tumor phenotype and is able to help overcome resistance to checkpoint inhibition, representing a unique and potentially transformative approach within immuno-oncology.”

“Our dose-escalation phases evaluating IPI-549 alone and with Opdivo are ongoing, and we are on track to initiate the expansion phases in the second half of the year. The expansion phases will allow us to generate additional clinical data from monotherapy treatment as well as from the combination of IPI-549 and Opdivo in specific types of solid tumors. We are pleased with the data we recently presented at the AACR Annual Meeting 2017, and we expect to report additional data from this study in the second half of the year,” continued Ms. Perkins.

The ongoing Phase 1 study is designed to evaluate the safety, tolerability, activity, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo in approximately 175 patients with advanced solid tumors. The study includes four phases, or modules: monotherapy dose escalation, combination therapy dose escalation, monotherapy expansion, and combination therapy expansion. The combination expansion module will include multiple cohorts designed to evaluate IPI-549 in patients with specific types of cancer, including patients with non-small cell lung cancer (NSCLC), melanoma, and squamous cell carcinoma of the head and neck (SCCHN) whose tumors show initial resistance or subsequently develop resistance to immune checkpoint blockade therapy. There is a great need for additional treatment options for the growing number of patients living with these cancers, which account for more than 17 percent of all new cancer cases in the U.S.1,2

Recent Developments

•	Dose-escalation modules of Phase 1 study of IPI-549 ongoing: Infinity reported today that it has completed an analysis of a cohort of patients who received IPI-549 40 mg QD and has begun enrolling patients in a cohort to evaluate IPI-549 60 mg QD. The company expects to complete the monotherapy dose-escalation module in the first half of the year and subsequently initiate patient enrollment in the monotherapy expansion module in the second half of 2017.

Infinity also reported today that it is continuing to evaluate data from the dose-escalation cohort evaluating IPI-549 30 mg QD in combination with Opdivo. The company expects to complete the combination dose-escalation module and initiate the combination expansion module in the second half of 2017.

•	Updated Phase 1 clinical data presented at AACR Annual Meeting 2017: New Phase 1 data from a March 20, 2017, data cutoff were presented during a poster session at the AACR Annual Meeting 2017. The presentation included data from 15 evaluable patients who received monotherapy doses of IPI-549 ranging from 10 mg to 40 mg QD and six evaluable patients who received IPI-549 20 mg QD in combination with Opdivo.

Data from the monotherapy dose-escalation module demonstrated that IPI-549 treatment was well tolerated. Among the 15 evaluable patients, no dose limiting toxicities or serious drug-related side effects occurred, and no side effects led to treatment discontinuation or dose reduction. The PK and PD properties of IPI-549 appeared favorable, with near-complete and sustained inhibition of PI3K-gamma at doses at or above 20 mg QD, supporting once daily dosing of IPI-549.

Preliminary data from the combination dose-escalation module evaluating 20 mg IPI-549 in combination with Opdivo demonstrated that the treatment regimen was well tolerated and did not result in new or unexpected side effects relative to the known safety profile of each treatment when administered as monotherapy. Among the six evaluable patients, no dose limiting toxicities or serious drug-related side effects occurred, and no side effects led to treatment discontinuation. The PK profile of IPI-549 in combination with Opdivo appeared favorable and suggested that Opdivo does not affect the PK properties of IPI-549.

•	Rationale for targeting PI3K-gamma and preclinical data for IPI-549 presented at AACR Annual Meeting 2017: Jeffery Kutok, M.D., Ph.D., Infinity’s chief scientific officer, presented the rationale for targeting PI3K-gamma during an educational session at the AACR Annual Meeting 2017. In contrast to the other three major PI3K isoforms, PI3K-gamma is highly expressed in tumor-associated macrophages and plays an important role in the pro-tumor function of these cells. Infinity’s scientists designed IPI-549 to be not only a very potent but also a highly selective PI3K-gamma inhibitor, and it has greater than 100-fold selectivity for PI3K-gamma over the other major PI3K isoforms.

During the educational session, Dr. Kutok also summarized the preclinical rationale for targeting PI3K-gamma previously reported in two publications in Nature.3,4 Preclinical research has demonstrated that blockade of PI3K-gamma signaling by treatment with IPI-549 results in a transcriptional reprogramming of macrophages. This reprogramming shifted macrophages in the tumor microenvironment from the M2, or pro-tumor phenotype, to the M1, or anti-tumor phenotype, increased the number and activity of anti-tumor T cells that attack the tumor and also increased the production of pro-inflammatory cytokines.

Preclinical data from multiple solid tumor models demonstrated that IPI-549 was active as a monotherapy and that IPI-549 administered in combination with checkpoint inhibitors led to enhanced activity compared to either treatment alone. Additionally, preclinical data demonstrated that M2, pro-tumor macrophages are associated with resistance to checkpoint inhibitor monotherapy and that treatment with IPI-549 in combination with checkpoint inhibition is able to overcome this resistance by reprogramming macrophages from the M2, pro-tumor phenotype to the M1, anti-tumor phenotype. Taken together, these preclinical data demonstrate that PI3K-gamma plays a key role in the immuno-suppressive tumor microenvironment, help to further elucidate the mechanism of action for IPI-549 and provide a strong rationale for the ongoing Phase 1 study of IPI-549.

First Quarter 2017 Financial Results

•	At March 31, 2017, Infinity had total cash, cash equivalents and available-for-sale securities of $75.4 million, compared to $92.1 million at December 31, 2016. Cash used for operating activities during the first quarter of 2017 included $5.2 million of payments related to the company’s 2016 restructuring activities.

•	Infinity did not record any revenue during the first quarter of 2017. Revenue for the first quarter of 2016 was $9.3 million, all of which related to Infinity’s previous collaboration agreement with AbbVie Inc.

•	Research and development (R&D) expense for the first quarter of 2017 was $4.0 million, compared to $39.2 million for the same period in 2016. The decrease in R&D expense was primarily related to a decrease in clinical development expenses for duvelisib in addition to the company’s 2016 restructuring activities.

•	General and administrative (G&A) expense was $6.4 million for the first quarter of 2017 compared to $10.8 million for the same period in 2016. The decrease in G&A expense was primarily due to the company’s 2016 restructuring activities.

•	Net loss for the first quarter of 2017 was $10.5 million, or a basic and diluted loss per common share of $0.21, compared to a net loss of $40.7 million, or a basic and diluted loss per common share of $0.82, for the first quarter of 2016.

Cash and Investments Outlook

Infinity’s 2017 financial outlook remains as follows:

•	Net loss: Infinity expects net loss for 2017 to range from $40 million to $50 million.

•	Cash and Investments: Infinity expects to end 2017 with a cash, cash equivalents and available-for-sale securities balance ranging from $40 million to $50 million.

Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities at March 31, 2017, will be adequate to satisfy the company’s capital needs into the first quarter of 2019. The company’s financial outlook excludes additional funding or business development activities.

Conference Call Information

Infinity will host a conference call today, May 9, 2017, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 11938616. An archived version of the webcast will be available on Infinity’s website for 30 days.

About the IPI-549 and the Ongoing Phase 1 Study

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 reprograms macrophages from a pro-tumor to an anti-tumor phenotype and is able to overcome resistance to checkpoint inhibition.3,4 As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

A Phase 1 study of IPI-549 in patients with advanced solid tumors is ongoing to explore the activity, safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in patients with advanced solid tumors.5 The study includes monotherapy and combination dose-escalation phases, in addition to a monotherapy expansion cohort and combination expansion cohorts. The expansion cohorts evaluating IPI-549 plus Opdivo will include patients with non-small cell lung cancer (NSCLC), melanoma and squamous cell carcinoma of the head and neck (SCCHN). Patients enrolled in these combination expansion cohorts represent a difficult-to-treat population, as they must have demonstrated initial resistance or subsequently develop resistance to a PD-1 or PD-L1 therapy immediately prior to enrolling in the study. Overall, the study is expected to enroll approximately 175 patients.

IPI-549 is an investigational compound and its safety and efficacy has not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. A Phase 1 study in patients with advanced solid tumors is ongoing. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo® (nivolumab); clinical trial plans regarding IPI-549; plans to report clinical data of IPI-549; 2017 financial guidance; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases or that Infinity will receive any of the benefits of its agreement with Verastem, Inc., including the receipt of milestone and royalty payments. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio or other strategic options Infinity may pursue will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or Verastem to fully perform under the license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 9, 2017, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPDIVO® is a registered trademark of Bristol-Myers Squibb.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2017	December 31, 2016
Cash, cash equivalents and available-for-sale securities	$75,429	$92,064
Other current assets	4,881	9,596
Property and equipment, net	22,732	23,424
Other long-term assets	565	571

Total assets	$103,607	$125,655

Current liabilities	$10,576	$23,863
Financing obligation, less current portion	19,034	19,149
Other long-term liabilities	208	189
Total stockholders’ equity	73,789	82,454

Total liabilities and stockholders’ equity	$103,607	$125,655

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Collaboration revenue	$—	$9,256
Operating expenses:
Research and development	4,039	39,188
General and administrative	6,437	10,836

Total operating expenses	10,476	50,024

Loss from operations	(10,476)	(40,768)
Other income (expense):
Interest expense	(302)	(309)
Investment and other income	303	413

Total other income	1	104

Net loss	$(10,475)	$(40,664)

Basic and diluted loss per common share	$(0.21)	$(0.82)

Basic and diluted weighted average number of common shares outstanding:	50,423,353	49,339,888

Contact:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

Jaren.Madden@infi.com

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[1]	American Cancer Society, Cancer Facts and Statistics 2016, http://www.cancer.org/research/cancerfactsstatistics/cancerfactsfigures2016/index and http://www.cancer.org/cancer/skincancer-melanoma/detailedguide/melanoma-skin-cancer-key-statistics, Last Accessed April 27, 2017.
[2]	Conquer Cancer Foundation, Head and Neck Cancer Statistics, http://www.cancer.net/cancer-types/head-and-neck-cancer/statistics, Last Accessed April 27, 2017.
[3]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3Kg is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[4]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3Kg in myeloid cells. Nature, 2016 Nov;539:443-447.
[5]	www.clinicaltrials.gov, NCT02637531.